SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2006

               FIELDPOINT PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	0-9435	84-0811034
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

   1703 Edelweiss Drive, Cedar Park, Texas  78613
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (512) 250-8692

_____________________________________________________
(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION

          On October 18, 2006, Fieldpoint Petroleum Corporation (the “Company”), as Borrower, entered into a Loan and Security Agreement (“Agreement”) with Citibank, N.A., (“Citibank”) as Lender whereby Citibank extended a Line of Credit to the Company upon the terms and conditions set forth in the Agreement. As part of the transaction, the Company granted to Citibank a continuing and continuous first and prior lien, pledge of and security interest in substantially all of the Company’s oil and gas leasehold mineral interests and other mineral interests situated in the States of Louisiana, New Mexico, Oklahoma, Texas and Wyoming, all as more particularly described and defined in the Mortgages, as collateral and security for all Indebtedness.  All advances under the Line of Credit are due and payable in 2010.

Under this facility, loans and letters of credit will be available to the Company on a revolving basis in an amount outstanding not to exceed the lesser of $50,000,000 or the then current borrowing base.  The initial borrowing base will be set at $5,000,000, and will be adjusted semiannually.

The Revolving Credit Borrowing Base as defined in the Agreement  means, as of the date of determination thereof, an amount as determined by the Lender in its discretion in accordance with then-current practices, economic and pricing parameters, and customary procedures and standards established by the Lender from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of the Borrower and its Subsidiaries in all of its oil and gas properties, including the Mortgaged Properties, as provided to the Lender in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its Affiliates, and (c) such other credit factors consistently applied as the Lender customarily considers in evaluating similar oil and gas credits.  The Revolving Credit Borrowing Base shall initially be $5,000,000.

ITEM 9.01:      FINANCIAL STATEMENTS AND EXHIBITS

(a)	Exhibit

Item	Title

99.1	Loan and Security Agreement dated October 18, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDPOINT PETROLEUM CORPORATION
Date: October 20, 2006	By: /s/ Ray Reaves Ray Reaves, President